Exhibit 10.1

Fabrinet USA Inc. 4104-24th Street, Suite 345 San Francisco, CA 94114

December 30, 2011

Mr. John Marchetti

Dear John,

We are pleased to extend an offer of employment to you for the position of Chief Strategy Officer for Fabrinet USA, Inc. (“FUSA” or the “Company”).

You will report to Mr. David T. Mitchell, Chief Executive Officer (CEO) of Fabrinet and your duties will generally consist of those associated with developing and implementing Fabrinet’s future growth strategy, crafting the messaging of that strategy for investors and analysts with an interest in Fabrinet and advising the CEO. While you are employed by FUSA, you will devote substantially all of your business time and efforts to the performance of your duties and use your best efforts in such endeavors. Acceptance of this offer constitutes your representation that your execution of this agreement and performance of the requirements of this position will not be in violation of any other agreement to which you are a party.

Your annual base salary will be $375,000 to be paid on a semi-monthly basis on or about the 15th and 30th of each month. Subject to the Board’s approval, you will be eligible to participate in Fabrinet’s Executive Incentive Plan. Any target bonus, or portion thereof, will be paid as soon as practicable after the Compensation Committee of the Board of Directors determines that the target bonus (or relevant portion thereof) has been earned, but in no event shall any such target bonus be paid later than sixty (60) days following the applicable target bonus performance period. Receipt of any target bonus is contingent upon your continued employment with FUSA through the date the bonus is paid.

In addition, you will be eligible to participate in FUSA’s Employee Benefits Plan, which includes one-hundred twenty (120) hours paid time off (PTO), health care (medical, dental & vision for you and your eligible dependents), 401(k) plan and Group Term Life insurance. All reasonable travel and home office expenses will be reimbursable via monthly expense reporting pursuant to FUSA’s policies and procedures, but in no event will any reimbursement occur later than the fifteenth (15) day of the third month following the later of (i) the close of the Company’s fiscal year in which such expenses are incurred or (ii) the calendar year in which such expenses are incurred. You will be eligible to receive a car allowance of $1,000 per month, provided that you are an employee of FUSA on the date the car allowance is paid to you each month.

Upon commencement of your employment we will recommend to our Board of Directors that you be granted a long-term incentive equity award with a compensation value of $400,000, which may include restricted stock and options to purchase ordinary shares in Fabrinet, per the terms of our 2010 Performance Incentive Plan (“Plan”). This award is subject to Board approval, including the number of shares granted and the exercise price, with such exercise price equal to the fair market value of an ordinary share of Fabrinet on the date of grant. Shares granted under our Plan will vest and become exercisable over a four (4) year period as follows: 25% vesting upon the one (1) year anniversary of the option grant date and 1/48 of the Shares vesting each month of the following thirty-six (36) months. Vesting is conditioned on your continued service to FUSA on each vesting date.

This offer is not to be considered a contract guaranteeing employment for any specific duration. Employment with FUSA is on an at-will basis. Thus you are free to terminate your employment for any reason at any time with or without prior notice. Similarly, the Company may terminate the employment relationship with or without good cause or notice. However, in the event your employment is terminated without good cause, you will receive (A) a lump sum payment of severance payable within ten (10) business days from the date of your termination of employment, equal to (i) twelve (12) months of your then present base salary, and (ii) any earned bonus as of the date of your termination from employment; and (B) if you timely elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, or a similar state program, reimbursement of the costs to continue family medical coverage for the first twelve (12) months following your termination of employment.

For purposes of the above paragraph, “good cause” means (i) an act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of or plea of nolo contendere to a felony, or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) your gross misconduct; (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any obligations under any written agreement or covenant with the Company; or (vi) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within thirty (30) days after receipt of such notice.

Notwithstanding anything to the contrary in this letter, no Deferred Compensation Separation Benefits (as defined below) will be considered due or payable until the Employee has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (together, “Section 409A”).

In addition, if Fabrinet continues to be a public company with its securities are listed on a stock exchange at the time of your involuntary termination of employment, and at the time of such termination it is determined that you are a “specified employee” within the meaning of Section 409A, the bonus payable to you, pursuant to this letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following your termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment. Any amount paid under this letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this paragraph. In addition, any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the specified limit in Section 1.409A-1(b)(9)(iii)(A) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this paragraph.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The parties to this letter agree to work together in good faith to consider amendments to this letter, if required, and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Prior to your start date we will provide additional information about general employment conditions including Company policies, benefits programs, completion of employment forms and drug screening tests. To fulfill federal identification requirements, you will need to provide documentation to support your identity and eligibility to work in the United States. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service. Also, it is the policy of FUSA to maintain a workplace that is free of drugs and alcohol.

If you are in agreement with the provisions of this letter detailing the initial terms of your employment with FUSA, please indicate your acceptance by signing below and identifying your intended start date.

We look forward to you joining our organization.

Sincerely,

/s/ Mark J. Schwartz
Mark J. Schwartz
President
Fabrinet USA, Inc.

I accept the offer of employment with FUSA under the terms described in this letter. I acknowledge that this letter is the complete agreement concerning my employment and supersedes all prior or concurrent agreements and representations and may not be modified in any way except in a writing executed by an authorized agent of FUSA.

/s/ John Marchetti
John Marchetti

1/1/12
Date

16 January 2012
Start Date